EXHIBIT 10.28
COMPLETION AND LIQUIDITY MAINTENANCE AGREEMENT
     THIS COMPLETION AGREEMENT AND LIQUIDITY MAINTENANCE AGREEMENT (“Agreement”) is made and entered into effective as of June 29, 2006 between PRIMEENERGY CORPORATION (“Prime”), GUARANTY BANK, FSB (“Guaranty”) and PRIME OFFSHORE L.L.C. (“Offshore”).
     Prime is the majority shareholder of Prime Offshore L.L.C. (“Offshore”). Offshore and Guaranty are parties to a Credit Agreement dated June 29, 2006, by and between Offshore as Borrower and Guaranty, as Agent and Lender (“Credit Agreement”) wherein Guaranty is loaning certain funds to Offshore to drill and complete wells and construct, install and operate in-field and flow pipelines, caissons, platforms and production facilities for wells in South Padre Island Area OCS Blocks 1113, 1059, 1060, 1073 and 1133 and North Padre Island Area OCS Block 998 (“Development Project”).
1. Completion Commitment
     Each of the South Padre Island Area OCS Blocks 1113, 1059, 1060, 1073 and 1133 and the North Padre Island Area OCS Block 998 shall be defined as a “Project Field.”
     For purposes of this Agreement, Project Completion shall consist of two components and be defined as:
A)	each Project Field in the Development Project having all planned in-field and flow pipelines, caissons, platforms and production facilities for all the wells in such Project Field, for which Guaranty has loaned funds, installed and operational such that the production from all such wells can be transported to a readily available sales point for natural gas. In addition, for each Project Field, Project Completion will include, but not limited to:
a)	obtaining required permits, easements and governmental approvals;

b)	executing necessary construction contract(s);

c)	completing tests considered usual and customary and required to be conducted with results in accordance with those necessary to permit operations;

d)	ensuring that each Project Field is free and clear of all liens other than those in favor of Guaranty and Permitted Liens under the Credit Agreement and;

e)	causing all costs of the Development Project to be paid when due; and,
B)	the 12-inch loop pipeline from North Padre Island Area OCS Block 996 to the pipeline owned by the Williams Companies Inc. having been constructed and installed in accordance with the plans and specifications in the construction contract(s).

     As consideration for Guaranty entering into the Credit Agreement to provide such loans for the Development Project and to ensure Project Completion, Prime absolutely and unconditionally warrants to Guaranty to fund the payment to Offshore of all costs that exceed the available commitments under the Credit Agreement, including interest, for Project Completion. In the event Offshore is in Default under Section 7.1(f), (g), (h) and/or (i) of the Credit Agreement, then Prime absolutely and unconditionally warrants to Guaranty the assumption of all costs for Project Completion.
2. Liquidity Maintenance
     Prime will, during the term of the Credit Agreement, maintain liquidity consisting of unused revolver availability under the Credit Agreement dated December 2, 2002, as amended, with Prime et al and Guaranty, and/or unrestricted cash and cash equivalents of $25,000,000. This required liquidity will reduce dollar-for-dollar with any additional shareholder advances and increase dollar-for-dollar to a maximum of $25,000,000 with any repayment of shareholder advances. To the extent that shareholder repayment has occurred, Prime agrees to fund additional shareholder loans equal to the amount repayed by the shareholder, as needed to ensure Project Completion.
     This Agreement shall remain in force until each component of Project Completion is satisfied. Once a component is satisfied, Prime’s absolute and unconditional warranty to Guaranty to fund the payment to Offshore of all costs that exceed the available commitments under the Credit Agreement for that component, including interest, will expire.
     Prime understands that a breach of obligations under this Agreement would result in an Event of Default under the Credit Agreement with Offshore that would permit Guaranty to pursue its available remedies under the Credit Agreement. Offshore is executing this Agreement to acknowledge that a breach of this Agreement would result in an Event of Default under the Credit Agreement.
     This Agreement shall be deemed a contract made under and shall be construed in accordance with and governed by the laws of the State of Texas and that actions arising out of this Agreement may be litigated in courts having situs in Harris County, Texas.
      This agreement is executed the date first hereinafter written,

PRIMEENERGY CORPORATION
By:	/s/ Beverly A. Cummings
Beverly A. Cummings
Executive Vice President

PRIME OFFSHORE L.L.C.
By:	/s/ Jim R. Brock
Jim R. Brock
President and Chief Financial Officer

GUARANTY BANK, FSB
By:	/s/ Kelly L. Elmore, III
Kelly L. Elmore, III
Senior Vice President